AVP ANNOUNCES MANAGEMENT CHANGES

William J. Chardavoyne Appointed Interim Chief Financial Officer
Andrew Reif Stepping Down as Chief Operating Officer and Chief Financial Officer

Los Angeles, CA (March 15, 2007) -- AVP, Inc. (OTC Bulletin Board: AVPI), a lifestyle sports entertainment company focused on professional beach volleyball, today announced the appointment of William J. Chardavoyne as its Interim Chief Financial Officer, succeeding Andrew Reif, who will be stepping down to pursue a new outside opportunity, but will continue to work with the company temporarily to assist in the transition. William J. Chardavoyne joined the Company's Board of Directors in May 2006, and will remain a director.

Mr. Chardavoyne brings AVP more than 30 years of finance and management experience, most recently serving as CFO from 2000 through 2006 for Activision, a global publisher for interactive entertainment software products. He has also served as CFO for Movietown.com, a development stage Internet Company, and has held several senior financial management positions for Sony Pictures Entertainment and MTV Networks. He began his career as a CPA at Ernst & Young. Mr. Chardavoyne received a BBA in accounting from Hofstra University.

"We are very excited to have someone of Bill's caliber to fulfill the role of CFO until the company retains a full time one," said Leonard Armato, President and Chief Executive Officer. "We have begun a search and hope to announce something in the near future."

"This is a unique and exciting opportunity for me. I have enjoyed my role on the Board of Directors and I am pleased to be able to come on in a consulting capacity and fulfill the company's current need for a chief financial officer," said William Chardavoyne. William Chardavoyne will become a consultant of AVP to fulfill the role of Interim Chief Financial Officer, effective March 31, 2007. Andrew Reif will resign his position as Chief Operating Officer and Chief Financial Officer, effective March 31, 2007 to pursue an opportunity outside the company.

"We are obviously disappointed to lose Andy, who has been with the company since current management acquired the tour in 2001. He was instrumental in the rebuilding of the AVP Tour, and leaves us in a strong position as we look to continue on our growth path. I will be taking over Andy's operational role for the foreseeable future. We all wish him the best of luck in his future endeavors," concluded Leonard Armato, President and Chief Executive Officer.

Andrew Reif commented, "I have thoroughly enjoyed working with Leonard and the AVP team over the past 6 years. We have put in place a strong platform for the future growth of the AVP Tour, and I am proud to say I am leaving the company in a much stronger position than when I started. I am committed to working closely with management to ensure a smooth transition."

About AVP, Inc.
AVP Pro Beach Volleyball Tour, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry's most prominent national touring series, the AVP Pro Beach Volleyball Tour, which was organized in 1983. Featuring more than 150 of the top American men and women competitors in the sport, AVP is set to stage 18 events throughout the United States in 2007. In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball. For more information, please visit http://www.avp.com.

All above-mentioned trademarks are the property of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather. Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect. Additional factors have been detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

Investor Contacts

MKR Group, Inc.
Marie Dagresto or Charles Messman
(323) 468-2300
avpi@mkr-group.com